                            AMENDED AND RESTATED
                         RESTRICTED STOCK AGREEMENT
                        FIRST CONSULTING GROUP, INC.


     THIS RESTRICTED STOCK AGREEMENT ("Agreement") by and between FIRST CONSULTING GROUP, INC., a Delaware corporation (the "Company") and _____________ ("Participant") shall be effective immediately upon the effectiveness of the merger of FCG Enterprises, Inc. with and into the Company.

     WHEREAS, the Company sponsors and maintains the 1994 Restricted Stock Plan, as amended (the "Plan") and the Board has approved a form of restricted stock agreement pursuant to the Plan;

     WHEREAS, the Participant has previously executed a restricted stock agreement under the Plan; and

     WHEREAS, the Board has selected Participant to participate in the Plan and considers it desirable and in the Company's best interest that Participant acquire a proprietary interest in the Company.

     NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto agree to amend and restate this restricted stock agreement to read as follows:

     1. (a) PURPOSE OF PLAN. The purpose of the Plan is to provide incentives and rewards for Executive Officers of the Company and its subsidiaries, who by their industry, loyalty, or exceptional service contribute to the success of the enterprise by making them participants in that success. Additionally, by virtue of the mandatory nature of the Plan, Participant will have a direct stake in the Company's performance.

          (b) DEFINITIONS. Certain terms used herein shall have the following meanings:

               (i) "ACQUISITION AGREEMENT" means an agreement setting forth the terms of an Acquisition Transaction.

               (ii) "ACQUISITION TRANSACTION" shall mean any transaction involving:

                    (1) the purchase or other acquisition of all or any portion of a consulting business or assets of such a business;

                    (2) the issuance, purchase or other acquisition by the Company of (i) any capital stock of a consulting business, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of a consulting business, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of a consulting business; or

                                      1.

                    (3) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company and a consulting business.

               (iii) "AGREEMENT" shall mean this Amended and Restated Restricted Stock Agreement;

               (iv) "APPROVED PARTICIPANT" shall mean an employee of the Company who has signed and is bound by a restricted stock agreement under the Plan, as may be amended from time to time;

               (v) "APPROVED SHAREHOLDER" shall mean the ASOP, a Transferee Entity and an Approved Participant;

               (vi) "APPLICABLE YEAR" shall mean the calendar year in which the Purchase Event occurs;

               (vii) "ASOP" shall mean the Company's Associate Profit Sharing 401(k) and Stock Ownership Plan (effective December 1, 1995), as may be amended from time to time;

               (viii) "BORROWING RATE" shall mean the average interest rate the Company pays to a commercial lending institution in a calendar quarter. In the event the Company has no borrowings for a particular quarter, then the rate shall be the prime rate on the first day of the quarter, as announced in the Wall Street Journal or if the Wall Street Journal discontinues such announcements, then the reference lending rate as announced by Bank of America;

               (ix) "BOARD" shall mean the Board of Directors of the Company;

               (x) "CLIENT" shall mean any then current client of the Company and any person or entity to which the Company has submitted a proposal during the 12 months immediately prior to the date that Participant's employment with the Company is terminated.

               (xi) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

               (xii) "COMPANY" shall mean First Consulting Group, Inc., a Delaware corporation, or its successor in interest;

               (xiii) "EXECUTIVE OFFICERS" shall mean the Chairman of the Board, the President, all Vice Presidents, and the Chief Financial Officer of the Company;

               (xiv) "GROWTH FACTOR" shall have the same meaning as "Borrowing Rate," compounded on a quarterly basis; PROVIDED THAT, for quarters prior to October 1, 1994, Attachment I stipulates the rates to be applied;

                                      2.

               (xv) "MARKET VALUE" shall mean the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on the specific Public Trading Market on which the Stock is traded (or the Public Trading Market with the highest trading volume in the Stock if the Stock is traded on more than one exchange or market) on the relevant date, as reported in The Wall Street Journal or such other source as the Board deems reliable;

               (xvi)   "MINIMUM SHAREHOLDINGS" shall be as defined in Section
3(a);

               (xvii) "PARTICIPANT" shall mean the individual employee of Company executing this Agreement;

               (xviii) "PLAN" shall mean the 1994 Restricted Stock Plan, as amended;

               (xix) "PRINCIPAL AMOUNT" shall mean the principal amount of any promissory note given in connection with a purchase of Stock, based upon the Purchase Price;

               (xx) "POST-EMPLOYMENT PERIOD" shall mean the two (2) year period after the date Participant's employment with the Company terminates.

               (xxi) "PUBLIC TRADING MARKET" shall mean that shares of Stock are actively traded on an established stock exchange, including but not limited to a national securities exchange, the Nasdaq National Market, and/or The Nasdaq SmallCap Market;

               (xxii) "PURCHASE EVENT" shall mean the event causing a purchase or sale under this Agreement, including the following events: death, permanent disability, termination of employment, and any other required or permitted disposition of Stock under this Agreement;

               (xxiii) "PURCHASE PRICE" shall mean the Market Value;

               (xxiv) "RESTRICTED AREA" shall mean the geographical area served by the Company at the time of such termination.

               (xxv) "STOCK" shall mean the Company's Common Stock, $0.001 par value;

               (xxvi) "SERVICE YEAR" shall mean a calendar year of service (or in the case of the calendar year in which Participant becomes an Executive Officer, the remaining portion of such year from the time Participant become an Executive Officer) in which Participant completes at least 1,000 hours of continuous service (to be interpreted in the same fashion as the term "hours of service" is determined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder) as an Executive Officer in the employ of the Company, including service as an Executive Officer prior to adoption of the Plan, except that the Board, in its sole discretion, may determine that a Board approved part-time schedule be deemed a Service Year notwithstanding that Participant does not provide 1,000 hours of continuous service. In addition, to the extent Participant maintains a continuing relationship with the Company (as determined by the Board in the Board's sole discretion), but does not complete at least 1,000 hours of continuous service during a calendar year, then such Participant shall be credited with a fractional Service Year, such fraction having a numerator

                                      3.

equaling the number of hours of continuous service performed by Participant during the relevant calendar year and a denominator equaling 1,000;

               (xxvii)  "TRANSFEREE ENTITY" shall be as defined in Section 13;

               (xxviii) "VALUATION REPORT" shall mean the report of the market valuation specialist as to the Market Value of the Stock.

     2. PARTICIPANT BONUSES. Annually, the Board, or a Committee of the Board, shall determine the bonus, if any, to which Participant is entitled pursuant to the policies of the Company regarding bonuses. As more fully described below, any bonus which is granted may be entirely in cash, entirely in stock or a combination of cash and shares of Stock.

     3.   PARTICIPANT STOCK PURCHASE REQUIREMENTS.

          (a) Participant shall purchase shares of Stock (from the Company, an Approved Shareholder with the prior written consent of the Company, or on a Public Trading Market) at the time Participant is selected to participate in the Plan and at the end of each calendar year thereafter so that Participant shall own a number of shares of Stock that equals or exceeds the Minimum Shareholdings. Any shares of Stock allocated to Participant's account in the ASOP and any shares of Stock subject to a stock option granted to Participant shall not be counted towards satisfaction of Participant's Minimum Shareholdings. The number of shares of Stock Participant must own (vested and unvested) initially and thereafter as required by this Agreement, shall be at least equal to the following, which is referred to hereinafter as the "Minimum Shareholdings":

     Executive Officer Level            Minimum Shareholdings
     -----------------------            ---------------------

     Executive Officer Levels I & II    One times annual base salary divided by
                                        then current Market Value

     Executive Officer Levels III & IV  Two times annual base salary divided by then current Market Value


          (b) Until such time as Participant either (i) owns a number of shares of Stock equal to or exceeding the Minimum Shareholdings or (ii) reaches the end of the calendar year during which Participant attains age 54, and also has no Stock-related loans outstanding with the Company or in any way guaranteed by the Company, the greater of (i) one-half of Participant's net annual bonus and all other discretionary cash awards (after taxes and mandatory governmental deductions), if any, or (ii) the amount necessary to amortize any outstanding Stock-related loans in 10 years from the origination of the loans, shall be used first to repay any Stock-related loans outstanding and then shall be used to purchase shares of Stock pursuant to Section 3(a). Participant may elect to apply more than one-half of his or her bonus to the repayment of loans, or in the absence of any outstanding Stock-related debt, to purchase

                                      4.

additional shares of Stock. The Board at its sole discretion may increase or decrease the percentage of annual bonus which must be used to purchase the Minimum Shareholdings and/or to repay any outstanding Stock-related loans.

          (c) Subject to the limitations set forth in Section 3(a), shares of Stock to which Participant or a Transferee Entity holds legal title shall be counted towards satisfying Participant's Minimum Shareholdings.

     4.   DETERMINATION OF STOCK VALUE.

     For purposes of determining the number of shares of Stock which Participant must own in order to achieve his or her Minimum Shareholdings, the Company's Stock shall be valued once a year at the time of Participant's annual review using the value of the Company's Stock at the end of each of the three (3) preceding calendar quarters (based on the closing price for the Stock on the last trading day of each such quarter on the securities exchange or automated quotation system on which the Company's Stock had the highest average trading volume for such quarter, or if the end of such quarter occurred prior to the time that the Company's Stock is traded on a Public Trading Market, the value based on the Valuation Report applicable to such date), and the highest such value shall be used.

     5.   TRANSFER RESTRICTIONS.

          (a) Participant shall be permitted to transfer his or her shares to a Transferee Entity, in accordance with the provisions of Section 13 below, and as permitted by this Agreement, to the ASOP or an Approved Participant. In addition, Participant may sell his or her shares on a Public Trading Market (subject to the limitations of Section 7). Shares of Stock transferred to the ASOP in accordance with the terms of this Agreement will not thereafter be subject to the provisions of this Agreement.

          (b) Without the prior written consent of the Company (which may be given or withheld in its sole discretion), at no time may any of the shares of Stock owned by Participant or Transferee Entity, or any interest therein, that comprise Participant's minimum Shareholdings be pledged or encumbered.

          (c) None of the shares of Stock of the Company, held as collateral or required to meet the Minimum Shareholdings, regardless of when or how obtained or the class thereof, may be transferred, sold, or assigned to any person, or hypothecated, except as otherwise provided for in this Section 5 and in Section 13.

          (d) Any transfer, sale, assignment, hypothecation, encumbrance, or alienation of any of the shares of Stock of the Company other than expressly permitted by, and according to the terms of, this Agreement is void and transfers no right, title, or interest in or to those shares, or any of them, to the purported transferee, buyer, assignee, pledgee, or encumbrance holder.

          (e) Notwithstanding any other provision of this Agreement to the contrary, Participant agrees that the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the "Securities Act") (hereinafter, the "IPO"), require that

                                      5.

Participant not sell or otherwise transfer or dispose of any shares of Stock or other securities of the Company, both those securities subject to this Agreement and otherwise, during such period (not to exceed five hundred forty
(540) days) following the effective date of the S-1 Registration Statement of the Company filed under the Securities Act as may be requested by the Company or the representative of the underwriters. Participant further agrees that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

     6.   VESTING.

          (a) With respect to shares of Stock purchased by Participant from the Company, Participant will vest in such shares based the number of Service Years Participant has completed as an Executive Officer of the Company, including service prior to adoption of the Plan. If a break in service occurs, the Board, in its sole discretion, may grant credit for prior Service Years and/or establish a different vesting schedule. Except as otherwise modified by the preceding sentence, the vesting schedule is as follows:

               (i) For shares of Stock purchased prior to the IPO, excluding shares of Stock acquired in connection with an Acquisition
Transaction:

            Service              Shares                 Shares
            Years(1)             Vested                Unvested
            --------             ------                --------
          0 through 3             None                   100%
               4                  100%                    60%
               5                   40%                    50%
               6                   50%                    40%
               7                   60%                    30%
               8                   70%                    20%
               9                   80%                    10%
          10 or more               90%                     0%


Such vesting shall be calculated so that the first-purchased shares are the first to vest. For example, if Participant purchased 10,000 shares on January 1, 1996, and 15,000 shares on July 1, 1996, and had 5 years of service, Participant would be vested in all 10,000 shares purchased on January 1, 1996, and 2,500 shares purchased on June 1, 1996. Shares of Stock purchased after the IPO shall not be considered in calculating the vested percentage of share of Stock purchased prior to the IPO.

               (ii) For Shares of Stock purchased on or after the IPO, excluding shares of Stock acquired in connection with an Acquisition
Transaction:

-------------------

(1) Partial Service Years may also result in vesting credit if a Participant has completed at least three complete Service Years and has a continuing relationship with the Company, as explained in the definition of "Service Year" in Section 1(b)(xxiii). Thus, if a Participant owns 10,000 shares and is credited with 4.6 Service Years, 4,600 of his or her shares would be vested and 5,400 would be unvested.

                                      6.

                      All shares of Stock shall be one hundred percent (100%) vested at all times at and after the time of purchase.

               (iii)  For shares of Stock acquired in an Acquisition
Transaction:

                      All shares of Stock shall vest as determined in the relevant Acquisition Agreement.

          (b) Notwithstanding the foregoing vesting schedule, Participant shall automatically be one hundred percent (100%) vested in those shares of Stock which, at the end of the calendar year in which Participant attains age 59, have been owned for at least three years, provided that Participant is serving as an Executive Officer at the end of such calendar year. Any shares of Stock owned by Participant at the end of the calendar year in which Participant attains age 59 that have not been held for at least three years will become one hundred percent (100%) vested when held for three years from the date of purchase.

          (c) In the event of the death or permanent disability of Participant while an Executive Officer, Participant will automatically become one hundred percent (100%) vested in his or her shares of Stock regardless of the number of Service Years. Participant shall be deemed to be permanently disabled when a medical doctor, reasonably acceptable to the Company, certifies in writing ("Physician's Certificate") that Participant is permanently disabled and unable to carry on his or her normal duties at the Company.

          (d) In the event of a Change in Ownership (as defined in Section 6(e)), Participant will automatically become one hundred percent (100%) vested in his or her shares of Stock if Participant is either (x) terminated without Cause or (y) suffers a Constructive Termination within the thirty-six
(36) month period following the occurrence of the Change in Ownership.

               (i) Termination of Participant's employment with the Company shall be for "Cause" in the event of the occurrence of any of the following:
(a) any intentional action or intentional failure to act by Participant which was performed in bad faith and to the material detriment of the Company; (b) Participant intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Board; (c) Participant willfully and habitually neglects the duties of employment; or (d) Participant is convicted of a felony crime involving moral turpitude; PROVIDED THAT in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to Participant describing the nature of such event and Participant shall thereafter have ten
(10) business days to cure such event. All other terminations of Participant by the Company shall be treated as not for Cause.

               (ii) A Constructive Termination shall be deemed to be a termination of employment of Participant without Cause. For purposes of this Agreement, a "Constructive Termination" means that Participant voluntarily terminates his or her employment after any of the following are undertaken without Participant's express written consent:

                    (1) The assignment to Participant of any duties or responsibilities which result in any diminution or adverse change of Participant's position, status or circumstances of employment;

                                      7.

                    (2) a reduction by the Company in Participant's annual base salary by greater than five percent (5%);

                    (3) a relocation of Participant, or the Company's principal executive offices if Participant's principal office is at such offices, to a location more than forty (40) miles from the location at which Participant is then performing his or her duties, except for an opportunity to relocate which is accepted by Participant in writing;

                    (4) any material breach by the Company of any provision of this Agreement; or

                    (5) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

          (e) For purposes of this Agreement, a "Change in Ownership" shall have occurred if at any time during the term of Participant's employment hereunder, any of the following events shall occur:

               (i) The Company is merged, consolidated, or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;

               (ii) The Company sells all or substantially all of its assets or any other corporation or other legal person and, thereafter, less than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the acquiring or consolidated entity are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;

               (iii) There is a report filed after the date of this Agreement on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended, (the "Exchange Act") disclosing that any person (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) representing fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company;

               (iv) The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-X thereunder or Item 5(f) of
Schedule 14A thereunder (or any successor schedule, form or report or item therein) that the change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

               (v) During any period of two consecutive years, individuals who at the beginning of any such period constitute the members of the Board cease for any reason to

                                      8.

constitute at least a majority thereof unless the election to the Board or nomination for election by the Company's stockholders of each member of the Board first elected during such period was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of such period.

               (vi) Notwithstanding anything to the foregoing, any eventual ownership of more than fifty percent (50%) of the Company by the ASOP shall not be deemed a Change of Ownership.

          (f) In the event that any payment of benefit received or to be received by Participant under this Agreement would result in all or a portion of such payment to be subject to the excise tax on "golden parachute payments" under Section 4999 of the Code, then Participant's payment shall be either (i) the full payment or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, results in the receipt by Participant on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under
Section 4999 of the Code.

          (g) Vested shares of Stock that are purchased, sold, or otherwise transferred in accordance with the provisions of this Agreement, will retain the status of vested shares in the hands of the transferee; provided, however, that if shares of Stock are transferred to an Approved Participant, such Shares of Stock shall be governed by the terms of the restricted stock agreement between the Company and the Approved Participant, unless otherwise determined by the Company in its sole discretion.

     7.   REQUIRED HOLDINGS AND SALE OF VESTED SHARES.

     Sales of vested shares of Stock shall be completed upon the following terms and conditions:

          (a) Provided that Participant continues, after the time of a sale of vested shares of Stock, to own sufficient shares of Stock to satisfy both his or her Minimum Shareholdings requirement plus an additional amount equal to one times annual base salary, valued in accordance with Section 4, Participant may sell vested shares of Stock through an investment banking or brokerage firm designated by the Company.

          (b) Notwithstanding the foregoing, Participant may not sell shares of Stock which have been pledged or are otherwise being held as collateral for a loan from the Company and/or a loan to purchase such shares of Stock. Such pledged or collateralized shares of Stock may only be released from such security interest under the terms of that written instrument setting forth the terms of such security interest. If the only security interest encumbering such shares of Stock relates to a loan from the Company, the proceeds of which loan were used to purchase such shares of Stock, and if the written instrument setting forth the terms of that security interest does not include a formula for release of such shares of Stock from the security interest, then the following formula shall apply: Upon each anniversary date of the loan, the

                                      9.

Company's Stock shall be valued at the end of each of the three (3) preceding calendar quarters (based on the closing price for the Stock on the last trading day of each such quarter on the securities exchange or automated quotation system on which the Company's Stock had the highest average trading volume for such quarter, or if the end of such quarter occurred prior to the time that the Company's Stock is traded on a Public Trading Market, the value based on the Valuation Report applicable to such date), and the lowest of such three (3) values shall be deemed the "Secured Share Value." The Secured Share Value shall be multiplied by the number of shares of Stock held under the security interest and, if the resulting product (the "Aggregate Secured Share Value") exceeds one hundred twenty percent (120%) of the amount remaining due under the loan, then the Company shall cause whole shares of Stock to be released from the security interest until the Aggregate Secured Share Value no longer exceeds one hundred twenty percent (120%) of the amount remaining due under the loan.

          (c) Once a Participant has (i) attained age 55 and is one hundred percent (100%) vested in all shares of Stock acquired pursuant to the Plan or
(ii) ceased providing services to the Company or an affiliate of the Company as an Executive Officer or an equivalent position with an affiliate for a continuous period of at least six (6) months, then the restrictions of
Section 7(a) shall no longer apply to such Participant.

     8.   SALE AND PURCHASE OF UNVESTED SHARES OF STOCK.

          (a) Upon the termination of Participant's employment for any reason (excluding death, permanent disability or Change in Ownership) the Company may, but is not required to, purchase all of Participant's unvested shares of Stock at the price Participant paid for the shares of Stock plus the Growth Factor from the date Participant purchased the shares of Stock. The decision whether to purchase such unvested shares shall be made by the Company in its sole discretion, and in all events must be communicated to Participant within sixty (60) days following Participant's termination.

          (b) Unvested shares of Stock may not be sold by Participant to anyone other than the Company under any circumstances unless and until the Company waives (in writing) its rights under Section 8(a) above or the sixty
(60)-day period set forth in Section 8(a) lapses without the Company having properly notified Participant.

     9.   PAYMENT TERMS IF PARTICIPANT COMPETES WITH THE COMPANY.

          (a) If Participant competes with the Company during the Post-Employment Period, then Participant shall (A) automatically forfeit all unexercised stock options granted to Participant by the Company or any affiliate of the Company, regardless of whether the stock options are vested and exercisable, (B) the Company shall have the right, but not the obligation, to purchase some or all of the shares of Stock owned by Participant or a Transferee Entity with respect to such Participant under the terms set forth in Section 9(c) below and Section 11, and (C) Participant and any Transferee Entity (with respect to such Participant) shall be required to pay to the Company an amount equal to any profit which Participant or such Transferee Entity may have realized from any sale of shares of Stock within six (6) months of the date as of which the Company determines, in its sole discretion, that Participant began competing with the Company.

                                     10.

          (b) Participant shall be deemed to be in competition with the Company if:

               (i) he or she directly or indirectly (as an owner, employee, independent contractor, or otherwise) engaged in any business activity that was engaged in by the Company at any time during the one (1)-year period immediately preceding the time Participant left the employ of the Company within the Restricted Area;

               (ii) within the one (1) year period following the time Participant left the employ of the Company, provides consulting services (as distinguished from internal staff services) to a Client with respect to any substantive matter in which the Company provided consulting services at any time to any of the Company's Clients during the one (1)-year period immediately preceding the time Participant left the employ of the Company; or

               (iii) within the two (2)-year period following the time Participant left the employ of the Company, provides any services to a Client to which Participant provided services while employed by the Company, other than providing internal staff services as a full-time employee of a Client (or as a part-time employee of Client, provided that Participant is not otherwise engaging in conduct that is deemed to be in competition with the Company).

          Notwithstanding any of the foregoing, Participant shall not be deemed to be in competition with the Company if he or she makes an investment defined in Section 15(e).

          (c) The purchase price for all shares of Stock purchased by the Company shall be paid over a ten (10)-year period from the date of the Closing (see Section 11), in equal quarterly installments, without stated interest. If at the time Participant leaves, Participant is not competing with the Company, or, in the alternative, the Company is unaware that Participant is competing with the Company, but later Participant begins competing with the Company or Company discovers that Participant is competing with the Company within the Post-Employment Period respectively, then the payment period shall be extended to a ten (10)-year payout from the date of the Closing and the payments shall be recalculated by the Company, with payments payable quarterly, without interest. In the latter case, if the payments already made to Participant exceed what would have been paid to Participant on a ten (10)-year payout, then no further payments will be made until the amount payable exceeds the amount previously paid.

          (d) The Board may elect to relax some or all of the provisions of this Section 9 in its sole discretion.

     10. LIMITATIONS ON PAYMENTS BY THE COMPANY. Notwithstanding anything in this Agreement to the contrary, at no time shall the Company purchase any shares of its capital stock if such purchase would violate state or federal law.

     11.  CLOSING.

          (a) With respect to any shares of Stock being purchased by the Company pursuant to this Agreement, payment by the Company and delivery and transfer of the shares of Stock to the Company (the "Closing") shall take place within thirty (30) days after the

                                      11.

occurrence of the Purchase Event. At the Closing the following provisions shall be applicable to any and all purchases of shares of Stock by the
Company:

               (i) At the Closing, the Company shall deliver the applicable Note representing all or a portion of the Purchase Price, and any required down payment. If the Company is the beneficiary of life insurance on the life of Participant, and the Company has received insurance proceeds under such insurance due to the death of Participant (for the purpose of redeeming Participant's shares), said proceeds shall be paid in cash at the Closing, not in excess of the Purchase Price.

               (ii) Participant or his or her estate, conservator, guardian, or Transferee Entity, as the case may be, shall deliver to the Company the share certificate or certificates for all of the shares being purchased, duly endorsed for transfer. Additionally, in the case of permanent disability, there shall be delivered to the Company the Physician's Certificate referred to in Section 6(c).

               (iii) The Company's duty to close any purchase, including the duty to pay any portion of the Purchase Price, and deliver the Note, is expressly subject to full performance or satisfaction of all terms and conditions that are required to be performed or satisfied by any other person or entity other than the Company.

          (b) Unless otherwise agreed in writing between the parties, the Closing shall take place at 111 West Ocean Boulevard, Suite 400, Long Beach, California 90802, or such other place designated by the Company at 10:00 A.M. on a date mutually satisfactory to the parties within the aforesaid thirty
(30)-day period. If the parties are unable to agree upon a mutually satisfactory date within said thirty (30)-day period, then the Closing shall occur on the thirtieth (30th) day following the date of the Purchase Event, or if the thirtieth (30th) day is a Saturday, Sunday, or legal holiday, then the Closing shall occur on the next business day.

          (c) Notwithstanding any other provision of this Agreement, if a Purchase Event results due to death or permanent disability (determined pursuant to Section 6(c)) of Participant, the Closing Date shall be extended for such period of time as may be reasonably required for the appointment of a personal representative of the deceased or disabled stockholder, and for the obtaining of probate court instructions, approvals, or confirmations required by law, or until such time as full legal and equitable tax-free title to the shares of Stock can be transferred to the Company.

          (d) Further, notwithstanding any other provision of this Agreement, the Closing of the purchase shall be subject to any approvals as may be required from federal and/or state regulatory authorities.

     12.  COST BASIS OF SHARES UNDER CERTAIN CIRCUMSTANCES AND VESTING
EXCEPTIONS.

          (a) All shares owned by a Plan Participant for at least three years as of December 31, 1993, for purposes of all under the Plan, shall be deemed to have a cost basis of $1.765 per share. With respect to shares, the Growth Factor shall commence accruing on January 1, 1994. Shares owned by a Plan Participant which have not been held for at least three years as of December 31, 1993, shall for purposes of repurchase rights held by the Company

                                     12.

under the Plan, have a cost basis equal to their actual cost until the shares have been held for three years, at which time their cost basis for purposes of repurchase rights held by the Company under the Plan shall be deemed to be $1.765. With respect to such shares, the Growth Factor shall commence to accruing on January 1, 1994 or the date the shares were purchased, whichever is later.

          (b) Notwithstanding the vesting schedule set forth in Section 6(a), shares of Stock owned by the following Plan Participants shall be fully vested in such Participant at such time as the Participant attains age 55 with continuous full time service as an Executive Officer: Roy Walters, Erica Drazen, Ray Bell, Luther Nussbaum, Don Tompkins and Pat Lowery.

     13. TRANSFERS TO A REVOCABLE LIVING TRUST, FAMILY LIMITED LIABILITY COMPANY, FAMILY LIMITED PARTNERSHIP, PRIVATE FOUNDATION, OR SIMILAR ESTATE PLANNING ENTITY OR CHARITABLE GIFT PLANNING ENTITY. Notwithstanding anything in this Agreement to the contrary, Participant may make a gift of his or her shares of Stock to: (i) a revocable living grantor trust established for the benefit of the Participant or his or her family, (ii) a family limited liability company established for the benefit of the Participant or his or her family, (iii) a family limited partnership established for the benefit of the Participant or his or her family, or (iv) with respect to which Participant is a "disqualified person" within the meaning of Section 4946 of the Code, or similar estate planning entity or charitable gift planning entity ("Transferee Entity"), subject to the satisfaction, as applicable, of all of the following:

          (a) The trustee, manager, general partner, president, or comparable authorized person of the Transferee Entity shall, prior to obtaining possession of shares of such Stock, sign a copy of this Agreement or other document signifying that the entity and all persons having an economic ownership interest thereunder are bound by the terms of this Agreement, and shall make no further distribution, conveyance, or transfer other than as herein provided.

          (b) Concurrent with the transfer or gift, the trustee, manager, general partner, president, or comparable authorized person of the Transferee Entity shall execute an irrevocable proxy granting the transferor of the Stock the right to vote the Stock transferred for the maximum period permitted under the then applicable law; and which proxy, shall be renewed for like periods so long as the Transferee Entity is a stockholder of the Company, and so long as this Agreement is in force, in order to carry out the purposes of this Agreement.

          (c) With respect to transfers to a trust, Participant shall at all times retain the right, during his or her lifetime, to re-acquire the shares of Stock transferred to the trust, except to the extent that such reacquisition would be a violation of federal or state law.

          (d) Upon the occurrence of a Purchase Event, the Transferee Entity, if then the owner of shares of Stock, shall transfer and sell all of the shares of Stock transferred to the Transferee Entity by Participant, upon the same terms and conditions that would have applied had the Stock been owned by Participant at the time of such Purchase Event.

          (e) As a condition to the transfer to the Transferee Entity, Participant may, at the Company's option, be required to provide a copy of the governing documents for such

                                     13.

Transferee Entity to the Company, and to certify that the Transferee Entity satisfies all applicable legal and tax requirements for such type of entity.

          (f) Any transfer of shares of Stock to a Transferee Entity which does not satisfy all the applicable requirements set forth in this Section 13, as determined in the sole discretion of the Company, may be declared by the Company to be void, and the Company shall not be required to reflect the attempted change of ownership in the books and records of the Company.

     14. REPRESENTATIONS AND WARRANTIES OF PARTICIPANT. As an inducement to the Company to issue and sell the shares of Stock to Participant, Participant represents, warrants and covenants to Company, which shall be continuing representations, warranties and covenants applicable at any time Participant purchases shares of Stock, subject to the provisions of Section 14(f), as follows:

          (a) That any shares of Stock acquired by Participant will be acquired for Participant's own account, for investment, and not with a view to or for sale in connection with any distribution of such shares.

          (b) (i) That Participant has a preexisting business relationship with Company and/or one or more of its officers or directors; or

               (ii) By reason of Participant's business or financial experience or the business experience of his professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, Participant has the capacity to protect his own interests in connection with the acquisition of such shares of Stock and to evaluate the risks and rewards of investing in such shares of Stock.

          (c)  That Participant is an Executive Officer of the Company.

          (d) That Participant has reviewed the Company's financial statements and such other information as Participant deemed important and that Participant has had the opportunity to and has asked questions of representatives of the Company pertaining to such financial statements and other information and has received satisfactory answers to such questions.

          (e) That the offer and sale of the shares of Stock was not accomplished by the publication of any advertising.

          (f) The provisions of this Section 14 shall no longer apply at any time when the Company's Stock is traded on a Public Trading Market to the extent that the shares of Stock acquired by Participant during such time have been registered or qualified under applicable securities law or an exemption from such registration and qualification requirements is available which does not require Participant to make the representations set forth above.

                                     14.

     15.  NON-COMPETE/NON-SOLICITATION RESTRICTIONS.

          (a) Until such time that Participant is neither an employee nor a stockholder of the Company, Participant agrees that he or she will not, directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, stockholder, or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, and/or services which directly or indirectly compete with the Company's business.

          (b) Until such time that Participant is neither an employee or stockholder of the Company, and during the Post-Employment Period, Participant agrees that he or she will not, directly or indirectly, either for himself or herself or for any other person, firm, or corporation, divert or take away or attempt to divert or take away (and during the Post-Employment Period, call on or solicit or attempt to call on or solicit) any of the Company's customers or clients, including but not limited to those upon whom Participant called or whom Participant solicited or to whom Participant catered or with whom Participant became acquainted while engaged as an employee in the Company's business (See Section 9).

          (c) Until such time that Participant is no longer an employee and/or stockholder of the Company, Participant agrees that he will not undertake planning for or organization of any business activity competitive with the Company's business or combine or conspire with other employees or representatives of the Company's business for the purpose of organizing any such competitive business activity.

          (d) Until such time that Participant is no longer an employee and/or stockholder of the Company, and thereafter for five years or the term of any Note given to Participant as part of the purchase price of his shares of Stock, whichever is longer, Participant agrees that he will not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor or otherwise) by the Company to terminate his or her employment or engagement with the Company.

          (e) Ownership as a passive investor of five percent (5%) or less of the shares of a company (1) whose shares are traded on the New York, American or Pacific Stock Exchange or (2) whose shares are listed for trading on the Nasdaq National Market and/or The Nasdaq SmallCap Market or (3) whose shares are listed on a similar stock exchange, shall be excluded from the provisions of this Section 15, provided that Participant is not otherwise associated or providing services directly or indirectly with such company or any affiliate of such company. The Board, in its sole discretion, may permit a variance from the provisions of this Section 15.

     16.  TRADE SECRETS.

          (a) Participant acknowledges and agrees that during the term of his or her employment with the Company and in the course of the discharge of his or her duties with the Company, Participant has or will have access to and become acquainted with information

                                     15.

concerning the operation of the Company, including without limitation, its customers, clients, personnel, sales information, marketing information, planning information, financial information, software programs, services, competitor information and method of operation, all of which is owned by the Company, is regularly used in the operation of the Company's business, was created or compiled by the Company at great expense, gives the Company a competitive advantage, and constitute trade secrets of the Company.

          (b) Participant agrees that Participant will not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of Participant's employment with the Company or at any other time thereafter, except as is required in the course of Participant's employment with the Company.

          (c) Participant further agrees that all files, records, documents, equipment, and similar items relating to Company's business, whether prepared by Participant or others, are and shall remain the exclusive property of the Company and shall be returned to the Company immediately upon the termination of Participant's employment with the Company.

     17.  LEGEND ON STOCK CERTIFICATES; ESCROW AND PLEDGE AGREEMENT.

          (a) Participant acknowledges and agrees that certificates for shares of Stock to be issued to Participant may bear some or all of the following legends as determined by the Company in its sole discretion, and such additional or modified legends as the Company shall determine are appropriate to put potential transferees of one or more certificates representing shares of Stock subject to this Agreement on notice of the terms and conditions of this Agreement and applicable law affecting such shares.

          "The sale, transfer, assignment or hypothecation of the shares represented by this certificate are subject to substantial restrictions as set forth in that certain Amended and Restated Restricted Stock Agreement and any amendments thereto ("Agreement") dated _____________, 199_, between the Issuer of these shares and the owner of these shares. All of the provisions of said Agreement are incorporated herein by this reference."

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and have not been qualified under the California Corporate Securities Law of 1968, as amended, or the securities laws of any other state. Such shares may not be sold, transferred, assigned or hypothecated in the absence of such registration or qualification, or an exemption from such registration and qualification, the availability of which shall be established to the satisfaction of counsel for the Company."

          (b) If requested by the Company, Participant agrees to deliver three (3) stock assignments substantially in the form of Exhibit A, duly endorsed (with date and number of shares left blank), joint escrow instructions (the "Joint Escrow Instructions") substantially in the form of Exhibit B, duly executed by Participant, and if some or all of the total Purchase Price is to be paid by promissory Note, an executed pledge agreement substantially in the form of Exhibit C (the "Pledge Agreement") under which all shares of the Stock acquired by Note shall be pledged as collateral security for the payment of the indebtedness represented by the Note; and

                                     16.

including, if requested by the Company, endorsed certificates representing the appropriate number of shares of Stock.

     18. ARBITRATION. The parties shall submit any dispute concerning the interpretation of or the enforcement of rights and duties under this Agreement to final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in Los Angeles, California. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall be attorneys in practice for at least ten years, and experienced in the matter(s) being arbitrated. In any such arbitration, California Code of Civil Procedure Section 1283.05 (Right to Discovery; Procedure and Enforcement) shall be applicable. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) shall have the same powers as those of a judge of the Superior Court of the State of California, and shall render a decision as would a judge of the Superior Court of the State of California; PROVIDED, HOWEVER, the arbitrator(s) shall not have the authority or power to award punitive or exemplary damages, and specifically shall have the authority to grant equitable and injunctive relief. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

     19. JURY TRIAL WAIVERS. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY EXPRESSLY ACKNOWLEDGES THE INCLUSION OF THIS JURY TRIAL WAIVER BY ITS OR HIS INITIALS SET FORTH BELOW.

                    "Company"                "Participant"
                    Initials                 Initials

                    -----------------        -----------------
                    Initials                 Initials

     20. PLAN INCORPORATED BY REFERENCE. This Agreement is subject to all of the terms and conditions of the Plan, all of which are incorporated herein by reference. Participant acknowledges having received and reviewed a copy of the Plan.

     21. REPORTS TO PARTICIPANTS. The Company shall provide Participant with audited financial statements concerning the Company on an annual basis as soon as reasonably practical after the close of a fiscal year and shall also provide such other materials as shall be required by law to be provided to stockholders of the Company.

                                     17.

     22. BINDING UPON SUCCESSORS. Subject to the restrictions on transfer set forth in this Agreement, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, trustees, successors and assigns.

     23. CERTAIN ADJUSTMENTS. If from time to time during the term of this Agreement there is any stock dividend, stock split or other change in the Stock subject to this Agreement, then, in such event, any securities to which Participant is entitled through ownership of Stock subject to this Agreement will be immediately subject to this Agreement and be included in the word "Stock" for all purposes of this Agreement with the same force and effect as the shares of Stock then subject to this Agreement. As provided in the Plan, if any change is made in the Stock subject to this Agreement (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this Agreement will be appropriately adjusted in the type(s) and number of securities and price per share of Stock.

     24. GOVERNING LAW, INTERPRETATION AND VENUE. This Agreement shall be interpreted and enforced in accordance with the internal laws of [state of Participant's residence]. The provisions of this Agreement shall be interpreted in accordance with their plain meaning. No provision of this Agreement shall be interpreted against a party as a consequence of that party having drafted said provision. It is the intent of the parties that all issues concerning this Agreement be arbitrated in accordance with the provisions of Section 18. Nevertheless, should any legal action or proceeding be brought arising out of or related to this Agreement, the parties agree and irrevocably consent to the exclusive jurisdiction of the courts of the [state of Participant's residence] and the federal courts located in the same district as [city of Participant's residence], with respect to any such legal action or proceeding. Participant waives any objection based on forum non conveniens or improper venue in connection with any such action or proceeding.

     25. SPECIFIC PERFORMANCE. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, without prejudice to its rights to seek and recover monetary damages, the non-defaulting party shall be entitled to sue in equity for specific performance of this Agreement, and the parties each hereby expressly waive the defense that a remedy in damages would be adequate.

     26. TERMINATION. This Agreement shall terminate upon the earliest of the following events:

          (a) The written agreement of the Company and Participant to terminate this Agreement.

          (b) The termination of the Plan; provided that any such termination shall not affect shares of Stock which Participant has previously purchased.

          (c)  The liquidation or dissolution of the Company.

                                     18.

     27. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be effective unless and until an instrument reflecting the amendment or waiver has been executed by the party or parties charged with such amendment or waiver.

     28. CAPTIONS. The captions of sections in this Agreement are provided for ease of reference only and shall not be used to interpret or modify the provisions of this Agreement.

     29. NOTICES. Any notices to be given hereunder shall be deemed given upon personal delivery or three business days after mailing, if mailed by certified mail, return receipt requested, postage prepaid. Notices to Company shall be addressed to First Consulting Group, Inc., 111 West Ocean Boulevard, Suite 400, Long Beach, California 90807, Attention: Corporate Secretary or to any subsequent address of the Company's headquarters which Participant could be reasonably expected to be aware of. Notices to Participant shall be addressed to Participant at his or her last known address shown on the books and records of the Company. Either party may change his or its address for notices by giving notice of change of address in accordance herewith.

     30. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

     31. TAX IMPLICATIONS. Participant understands, acknowledges and agrees that (a) the purchase of shares of Stock, particularly by an employee, has certain tax consequences; and (b) prior to any purchase or transfer of shares of Stock, Participant will obtain advice from his or her own tax advisor with respect to such consequences.

     32. ENTIRE AGREEMENT; SUPERSEDES PRIOR AGREEMENT. This Agreement supersedes any prior restricted stock agreement between the undersigned and the Company. All shares of the Company's Stock owned by Participant (or a Transferee Entity with respect to such Participant) at the time this Agreement is signed, as well as all acquisitions of the Company's Stock subsequent thereto, shall be subject to the provisions of this Agreement and any relevant Acquisition Agreement. All prior promises, negotiations, representations or agreements concerning the subject matter of this Agreement not expressly set forth in this Agreement or the relevant Acquisition Agreement are of no force or effect. All references in any document or instrument referring to the restricted stock agreement shall be deemed to include a reference to this Agreement. This Agreement and any relevant Acquisition Agreement shall cover all shares of Stock or other securities of the Company owned by Participant as of the date of this Agreement, regardless of the manner in which Participant acquired such shares of Stock or other securities of the Company, excluding (unless otherwise specifically provided for in this Agreement or relevant Acquisition Agreement): (i) shares of Stock held by or for Participant's benefit in the ASOP, and (ii) shares of Stock acquired upon exercise of a stock option granted by the Company pursuant to a stock option agreement that expressly indicates that such shares shall not be covered by this Agreement.

     33. GENDER. As used herein, whenever the context so requires, the masculine gender shall include the feminine and the neuter.

                                     19.

     34. NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an agreement to employ Participant for any fixed or indeterminate period of time. Unless Participant has a separate written employment agreement specifying otherwise, Participant is an at-will employee and either the Company or Participant may terminate Participant's employment at any time without advance notice.

     35. EQUITABLE REMEDY FOR BREACH OF NON-COMPETITION, NON-SOLICITATION AND TRADE SECRET PROVISIONS.

          (a) The non-competition, non-solicitation and trade secret provisions contained in Sections 9, 15 and 16, shall be construed as covenants independent of any other provision in this Agreement, and the existence of any claim or cause of action by Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the non-competition, non-solicitation or trade secret provisions. If any non-competition or non-solicitation provision(s) in this Agreement is held to be unreasonable, arbitrary or against public policy, the provision(s) shall be considered divisible as to time, geographical area, and otherwise. In such case, each month of the specified period shall be deemed a separate period of time, and each county of each State in the Restricted Area shall be deemed a separate geographical area. The parties agree that, in the event any arbitrator or court of competent jurisdiction determines the specified time period or the specified geographical area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area, which is determined by the arbitrator or court to be reasonable, non-arbitrary and not against public policy, may be enforced against Participant.

          (b) Participant acknowledges that continued employment with the Company is adequate consideration for the waiver of a jury trial specifically for the purposes of this Section 35.

          (c) Participant acknowledges that the breach of any non-competition, non-solicitation or trade secret provision contained in this Agreement will result in immediate and irreparable damage to the Company and that money damages alone would be inadequate to compensate the Company. Therefore, Participant agrees that in the event of a breach or threatened breach of any of such provisions the Company may, in addition to other remedies, immediately obtain and enforce injunctive relief, including but not limited to obtaining and enforcing a temporary restraining order, without bond, prohibiting the breach of such provision(s) and compelling performance hereunder, consent to which is hereby specifically given by Participant.

     36. SEVERABILITY. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

                                     20.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"PARTICIPANT"                           "COMPANY"
                                        FIRST CONSULTING GROUP, INC.

                                        By:
---------------------------------          ----------------------------------
(Signature)                             (Authorized Officer)

                                        Title:
---------------------------------             -------------------------------
(Name Printed)


NOTE:  Please initial as indicated in Section 19.


                                     21.

                              CONSENT OF SPOUSE

     I, the undersigned, agree and certify that:

     1. I am married to _________________________, who signed the foregoing Amended and Restated Restricted Stock Agreement ("Agreement"), and who has the right to become a stockholder and/or is a stockholder of First Consulting Group, Inc. (the "Company").

     2. I have read and approve the provisions of said Agreement including those relating to the purchase and sale of the shares of Stock of the Company owned by a deceased, disabled, terminated or terminating stockholder. I understand that the Agreement supersedes and replaces the Restricted Stock Agreement previously executed by my spouse.

     3. I agree to be bound by all of the provisions of said Agreement, including but not limited to the provisions regarding the purchase and sale of shares of Stock, regardless of any interest I may have in said shares of Stock or rights I may have to purchase or sell shares of Stock of the Company owned by my spouse, be such interest community property or otherwise. In consenting hereto, I have either been advised by an attorney of my own choosing, or personally decided not to seek such advice.

     4. In consideration of the execution of said Agreement by the parties thereto, I agree that if my spouse, the Company, other stockholders or the ASOP elect(s) to purchase any interest of mine in the said shares of Stock in accordance with the provisions of said Agreement, I shall execute any and all documents, and do all acts necessary, to effect such purchase and sale in accordance with the provisions of the Agreement.

     5. This Consent shall be interpreted and enforced under the laws of the state in which Participant's principal work place is located. Capitalized terms used in this consent shall have the same meaning set forth in the Agreement.

               Dated:                 , 199
                      ----------------     --




                                        -------------------------------------
                                        (Signature of Spouse)


                                        -------------------------------------
                                        (Typed name of Spouse)


                                     22.

                                                                  ATTACHMENT I

                          GROWTH FACTOR FOR QUARTERS
                           PRIOR TO OCTOBER 1, 1994


                      Prime                                           Total
      Month           Rate           Qtr Avg        FCG Cost        Interest

     Jan-94           6.00%

     Feb-94           6.00%

     Mar-94           6.06%           6.02%           0.50%           6.52%

     Apr-94           6.45%

     May-94           6.99%

     Jun-94           7.25%           6.90%           0.50%           7.40%

     Jul-94           7.25%

     Aug-94           7.51%

     Sep-94           7.75%           7.50%           0.50%           8.00%



                                     23.

                                                                     EXHIBIT A

                     ASSIGNMENT SEPARATE FROM CERTIFICATE

     FOR VALUE RECEIVED, _______________________ hereby sells, assigns and transfers unto FIRST CONSULTING GROUP, INC., a Delaware corporation (the "Company"), pursuant to the Stock Pledge Agreement under that certain Restricted Stock Agreement, dated _____________, ____, by and between the undersigned and the Company (the "Agreement"), _______________ (________) shares of Common Stock of the Company standing in the undersigned's name on the books of the Company represented by Certificate No(s). _______ and does hereby irrevocably constitute and appoint the Company's Secretary attorney to transfer said stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement and the Stock Pledge Agreement and only to the extent that such shares remain subject to the Stock Pledge Agreement.

Dated:
      ---------------


                                        --------------------------------------
                                        (Signature)


                                        --------------------------------------
                                        (Print Name)


                                     24.

                                                                     EXHIBIT B

                          JOINT ESCROW INSTRUCTIONS

Secretary
FIRST CONSULTING GROUP, INC.
111 West Ocean Boulevard, Suite 400
Long Beach, CA 90807

Ladies and Gentlemen:

As Escrow Agent for both FIRST CONSULTING GROUP, INC., a Delaware corporation ("Corporation") and ___________________ ("Purchaser"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restated Stock Purchase Agreement ("Agreement") dated as of ___________________, to which a copy of these Joint Escrow Instructions is attached in accordance with the following instructions:

     1. In the event Corporation or an assignee shall elect to exercise the purchase option set forth in the Agreement, the Corporation or its assignee will give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing thereunder at the principal office of the Corporation. Purchaser and the Corporation hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

     2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the same, together with the certificate evidencing the shares of stock to be transferred, to the Corporation against the simultaneous delivery to you of the purchase price (which may include suitable acknowledgment of cancellation of indebtedness) for the number of shares of stock being purchased pursuant to the exercise of the Purchase Option.

     3. Purchaser irrevocably authorizes the Corporation to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and complete any transaction herein contemplated, including but not limited to any appropriate filing with state or government officials or bank officials. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a shareholder of the Corporation while the stock is held by you.

     4. This escrow shall terminate upon the exercise in full or expiration of the Purchase Option, whichever occurs first.

     5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of the same

                                     25.

to Purchaser and shall be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Corporation that any property subject to this escrow is the subject of a pledge or other security agreement, you shall deliver all such property to the pledgeholder or other person designated by the Corporation.

     6. Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

     7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

     8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

     10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

     11. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Corporation -or if you shall resign by written notice to each party. In the event of any such termination, the Corporation shall appoint any officer or assistant officer of the Corporation as successor Escrow Agent, and Purchaser hereby confirms the appointment of such successor as his attorney-in-fact and agent to the full extent of your appointment.

     12. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

     13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction

                                     26.

after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

     14. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, including delivery by express courier, or five (5) days after deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties entitled to such notice at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto.

               CORPORATION:   FIRST CONSULTING GROUP, INC.
                              111 West Ocean Boulevard, Ste. 400
                              Long Beach, CA 90807

               PURCHASER:     [PURCHASER NAME]

                              ---------------------------------

                              ---------------------------------

                              ---------------------------------

               ESCROW AGENT:  SECRETARY
                              First Consulting Group, Inc.
                              111 West Ocean Boulevard, Ste. 400
                              Long Beach, CA 90807

     15. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

     16. You shall be entitled to employ such legal counsel and other experts (including, without limitation, the firm of Cooley Godward LLP) as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and you may pay such counsel reasonable compensation therefor. The Corporation shall be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.

     17. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to "you" and "your" herein refer to the original Escrow Agents. It is understood and agreed that the Corporation may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions.

                                     27.

     18. This Agreement shall be governed by and interpreted and determined in accordance with the laws of the State of __________, as such laws are applied by __________ courts to contracts made and to be performed entirely in __________ by residents of that state.

                                             Very truly yours,

                                             FIRST CONSULTING GROUP, INC.

                                          By
                                             ---------------------------------
                                                     [Name and Title]


                                             PURCHASER:

                                             ---------------------------------
                                                  [NAME]

ESCROW AGENT:


[NAME]



                                     28.

                                                                     EXHIBIT C

                           STOCK PLEDGE AGREEMENT


     THIS STOCK PLEDGE AGREEMENT ("Pledge Agreement") is made by
______________, an individual with a residence at ____________ ("Pledgor"), in favor of First Consulting Group, Inc., a Delaware corporation with its principal place of business at Long Beach, California ("Pledgee").

     WHEREAS, Pledgor has concurrently herewith executed that certain Promissory Note (the "Note") in favor of Pledgee in the amount of ____________________ ($_________) in payment of the purchase price of
________________________ (___) shares of the Common Stock of Pledgee; and

     WHEREAS, Pledgee is willing to accept the Note from Pledgor, but only upon the condition, among others, that Pledgor shall have executed and delivered to Pledgee this Pledge Agreement and the Collateral (as defined below):

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Pledgor hereby agrees as follows:

     1. As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all indebtedness of Pledgor to Pledgee created under the Note (all such indebtedness being the "Liabilities"), together with, without limitation, the prompt payment of all expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incidental to the collection of the Liabilities and the enforcement or protection of Pledgee's lien in and to the collateral pledged hereunder, Pledgor hereby pledges to Pledgee, and grants to Pledgee, a first priority security interest in all of the following (collectively, the "Pledged Collateral"):

          (a)  ________________________ (___) shares of Common Stock of Pledgee represented by Certificates numbered ________________ (the "Pledged Shares"), and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

          (b) all voting trust certificates held by Pledgor evidencing the right to vote any Pledged Shares subject to any voting trust; and

          (c) all additional shares and voting trust certificates from time to time acquired by Pledgor in any manner (which additional shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such shares.

                                     29.

     The term "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and Liabilities heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness may be or hereafter becomes unenforceable.

     2. At any time, without notice, and at the expense of Pledgor, Pledgee in its name or in the name of its nominee or of Pledgor may, but shall not be obligated to: (1) collect by legal proceedings or otherwise all dividends (except cash dividends other than liquidating dividends), interest, principal payments and other sums now or hereafter payable upon or on account of said Pledged Collateral; (2) enter into any extension, reorganization, deposit, merger or consolidation agreement, or any agreement in any wise relating to or affecting the Pledged Collateral, and in connection therewith may deposit or surrender control of such Pledged Collateral thereunder, accept other property in exchange for such Pledged Collateral and do and perform such acts and things as it may deem proper, and any money or property received in exchange for such Pledged Collateral shall be applied to the indebtedness or thereafter held by it pursuant to the provisions hereof; (3) insure, process and preserve the Pledged Collateral; (4) cause the Pledged Collateral to be transferred to its name or to the name of its nominee; (5) exercise as to such Pledged Collateral all the rights, powers and remedies of an owner, except that so long as no default exists under the Note or hereunder Pledgor shall retain all voting rights as to the Pledged Shares.

     3. Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Pledged Collateral, and upon the failure of Pledgor to do so, Pledgee at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

     4. At the option of Pledgee and without necessity of demand or notice, all or any part of the indebtedness of Pledgor shall immediately become due and payable irrespective of any agreed maturity, upon the happening of any of the following events: (1) failure to keep or perform any of the terms or provisions of this Pledge Agreement; (2) failure to pay any installment of principal or interest on the Note when due; (3) the levy of any attachment, execution or other process against the Pledged Collateral; or (4) the insolvency, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of Title 11 of the United States Code of, by, or against Pledgor.

     5. In the event of the nonpayment of any indebtedness when due, whether by acceleration or otherwise, or upon the happening of any of the events specified in the last preceding paragraph, Pledgee may then, or at any time thereafter, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Pledgee in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Pledgee may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker's board or securities exchange, either for cash or upon credit or for future delivery; provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral

                                     30.

exists, then, in recognition of the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933 and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Pledgee and Pledgor hereby agree that such private sale shall be at a purchase price mutually agreed to by Pledgee and Pledgor or, if the parties cannot agree upon a purchase price, then at a purchase price established by a majority of three independent appraisers knowledgeable of the value of such collateral, one named by Pledgor within 10 days after written request by the Pledgee to do so, one named by Pledgee within such 10 day period, and the third named by the two appraisers so selected, with the appraisal to be rendered by such body within 30 days of the appointment of the third appraiser. The cost of such appraisal, including all appraiser's fees, shall be charged against the proceeds of sale as an expense of such sale. Pledgee may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or right of redemption. Demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived, and Pledgee is hereby authorized to sell hereunder any evidence of debt pledged to it. Any sale hereunder may be conducted by any officer or agent of Pledgee.

     6. The proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Pledgee from or on account of such Pledged Collateral shall be applied by Pledgee to the payment of expenses incurred or paid by Pledgee in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys' fees or expenses mentioned herein, and to the payment of the indebtedness or any part hereof, all in such order and manner as Pledgee in its discretion may determine. Pledgee shall then pay any balance to Pledgor.

     7. Upon the transfer of all or any part of the indebtedness Pledgee may transfer all or any part of the Pledged Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Pledged Collateral so transferred, and the transferee shall be vested with all the rights and powers of Pledgee hereunder with respect to such Pledged Collateral so transferred; but with respect to any Pledged Collateral not so transferred Pledgee shall retain all rights and powers hereby given.

     8. Until all indebtedness shall have been paid in full the power of sale and all other rights, powers and remedies granted to Pledgee hereunder shall continue to exist and may be exercised by Pledgee at any time and from time to time irrespective of the fact that the indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor may have ceased.

     9. Pledgee agrees that so long as no default exists under the Note or hereunder, the Pledged Shares shall, upon the request of Pledgor, be released from pledge as the indebtedness is paid. Such releases shall be at the rate of one share for each ________________________________ ($_____) of principal amount of indebtedness paid. Release from pledge, however, shall not result in release from the provisions of those certain Joint Escrow Instructions, if any, of even date herewith among the parties to this Pledge Agreement and the Escrow Agent named therein.

                                     31.

     10. Pledgee may at any time deliver the Pledged Collateral or any part thereof to Pledgor and the receipt of Pledgor shall be a complete and full acquittance for the Pledged Collateral so delivered, and Pledgee shall thereafter be discharged from any liability or responsibility therefor.

     11. The rights, powers and remedies given to Pledgee by this Pledge Agreement shall be in addition to all rights, powers and remedies given to Pledgee by virtue of any statute or rule of law. Any forbearance or failure or delay by Pledgee in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Pledgee.

     12. If any provision of this Pledge Agreement is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Pledge Agreement shall be deemed valid and enforceable to the full extent possible.

     13. This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of __________ as applied to contracts made and performed entirely within the State of __________ by residents of such State.

Dated:                .
       ---------------

PLEDGOR                                 -------------------------------------

                                        Printed Name:
                                                     ------------------------

                                     32.